Exhibit 4.11

July 30, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Worthington Industries, Inc. – Annual Report on Form 10-K for the fiscal year ended
May 31, 2007 — SEC File No. 1-8399

Ladies and Gentlemen:

Worthington Industries, Inc., an Ohio corporation, is today filing its Annual Report on Form 10-K for the fiscal year ended May 31, 2007 (the “Form 10-K”).

None of (i) Worthington Industries, Inc., (ii) any of the consolidated subsidiaries of Worthington Industries, Inc. or (iii) Worthington Armstrong Venture, a 50%-owned unconsolidated joint venture (in the form of a general partnership between Armstrong Ventures, Inc., a subsidiary of Armstrong World Industries, Inc., and The Worthington Steel Company (Delaware), a subsidiary of Worthington Industries, Inc.), for which financial statements are required to be filed with the Form 10-K, has outstanding any instrument or agreement with respect to its long-term debt, other than those filed or incorporated by reference as exhibits to the Form 10-K, under which the total amount of long-term debt authorized exceeds 10% of the total assets of Worthington Industries, Inc. and its subsidiaries on a consolidated basis. In accordance with the provisions of Item 601(b)(4)(iii) of SEC Regulation S-K, Worthington Industries, Inc. hereby agrees to furnish to the SEC, upon request, a copy of each such instrument or agreement defining (i) the rights of holders of the long-term debt of Worthington Industries, Inc. or (ii) the rights of holders of the long-term debt of a consolidated subsidiary of Worthington Industries, Inc. or (iii) the rights of holders of the long-term debt of Worthington Armstrong Venture, in each case which is not being filed or incorporated by reference as an exhibit to the Form 10-K.

Very truly yours,

WORTHINGTON INDUSTRIES, INC.

/s/ John S. Christie

John S. Christie
President and Chief Financial Officer